EXHIBIT 11

                       COMPUTATION OF NET INCOME PER SHARE


                                                   FOR THE QUARTER ENDED
                                                   ---------------------
                                             JUNE 30, 1996        JUNE 30, 1995
                                             -------------        -------------

Net income...............................    $   916,000          $   418,000

Preferred stock dividends................        283,500                   --
                                             -----------          -----------

Net income applicable to common stock....        632,500              418,000

Weighted average common shares...........      2,869,563            1,695,107
                                             -----------          -----------

Earnings per common share................    $      0.22          $      0.25
                                             ===========          ===========




                                                 FOR THE SIX MONTHS ENDED
                                                 ------------------------
                                             JUNE 30, 1996      JUNE 30, 1995
                                             -------------      -------------

Net income..............................     $    1,504,000     $    1,018,000

Preferred stock dividends...............            535,500                 --
                                             --------------     --------------

Net income applicable to common stock...     $      968,500     $    1,018,000

Weighted average common shares..........          2,794,839          1,713,874
                                             --------------     --------------

Earnings per common share...............     $         0.35     $         0.59
                                             ==============     ==============





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